                                                                    EXHIBIT 23.2

                              CONSENT OF KPMG LLP

The Board of Directors
SpeedFam Co., Ltd.:

We consent to incorporation by reference in the Registration Statement on Form S-4 of our report dated June 26, 1998, relating to the consolidated balance sheets of SpeedFam Co., Ltd. and subsidiaries as of April 30, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three year period ended April 30, 1998, which report appears in the May 31, 1998, Annual Report on Form 10-K of SpeedFam International, Inc. and to the reference to our firm under the heading "Experts" in the Registration Statement.

                                              KPMG LLP

Chicago, Illinois

February 26, 1999